Exhibit 8


                     [LETTERHEAD OF CAHILL GORDON & REINDEL]


                                 August 12, 1996



Southwestern Public Service Company
Tyler at Sixth
Amarillo, Texas  79101


Gentlemen:

          We have acted as counsel to Southwestern Public Service Company ("SPS") in connection with the proposed offering by Southwestern Public Service Capital I (the "Trust") of its Cumulative Preferred Securities (the "Preferred Securities") as described in that certain Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission on June 5, 1996.

          We consent to the filing of this opinion as an Exhibit to the Registration Statement, and to the reference to this firm under the heading "UNITED STATES TAXATION" in the Prospectus Supplement and under the headings "LEGAL OPINIONS" and "EXPERTS" in the Prospectus, each forming a part of the Registration Statement.

          All capitalized terms not defined herein shall have the meanings ascribed to them in the Registration Statement.

          In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including (but not limited to) the Registration Statement and all Exhibits thereto. In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals or, if submitted as photocopies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, and that all obligations imposed by any such documents on the parties thereto are enforceable, and have been or will be performed or satisfied in accordance with their terms. In addition, we have relied, with your consent, upon (i) the opinion of Hinkle, Cox, Eaton, Coffield & Hensley with respect to the validity of the Guarantee Agreement and the Junior Subordinated Debentures to be issued by SPS to the Trust and (ii) the opinion of Richards, Layton & Finger with respect to the validity of the Preferred Securities.








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          Based upon and subject to the foregoing, we are of the following opinions.

          (1) The Trust will be treated as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

          (2) The discussion contained in the Registration Statement under the heading "UNITED STATES TAXATION", insofar as it relates to matters of law and legal conclusions, is correct in all material respects.

          The opinions expressed herein are based upon the United States Internal Revenue Code, the United States Treasury Regulations promulgated thereunder, current administrative positions of the United States Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein and the tax consequences to the Trust and to the holders of the Preferred Securities. In addition, our opinions cannot be relied upon if any of the facts contained in the documents that we have examined, including the opinions of Hinkle, Cox, Eaton, Coffield & Hensley and Richards, Layton & Finger, or if any of the assumptions that we have made, is, or later becomes, inaccurate.

          Finally, our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences relating to the formation or operation of the Trust or of an investment in the Preferred Securities.


                                          Sincerely yours,

                                          /s/ CAHILL GORDON & REINDEL